Exhibit 77CMatters submitted to a vote of security holders

AllianceBernstein Tax-Managed Balanced Wealth Strategy

A Special Meeting of the Stockholders of the AllianceBernstein Tax-Managed Balanced Wealth Strategy (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Fund?s proxy statement):

				Voted For	Withheld Authority
1. To elect eight Directors
   of the Fund, each such
   Director to hold office
   until his or her successor
   is duly elected and
   qualified.

Ruth Block			143,700,322	3,267,191
David H. Dievler		143,749,856	3,217,657
John H. Dobkin			143,808,620	3,158,893
Michael J. Downey		143,754,345	3,213,167
William H. Foulk, Jr.		143,715,894	3,251,619
D. James Guzy			143,456,329	3,511,184
Marc O. Mayer			143,789,990	3,177,523
Marshall C. Turner, Jr.		143,765,404	3,202,109


				Voted For	Voted 	  Abstained  Broker
 						Against		     Non-Votes
  3. To amend, eliminate,
     or reclassify as
     non-fundamental, the
     fundamental investment
     restrictions regarding:

3.A.  Diversification		8,823,219	208,879	  270,448    1,844,666

3.B. Issuing Senior Securities	8,816,192	229,174	  257,181    1,844,666
     and Borrowing Money

3.C. Underwriting Securities	8,830,449	216,197	  255,900    1,844,666

3.D. Concentration of		8,825,111	217,727	  259,708    1,844,666
     Investments

3.E. Real Estate and Companies 	8,823,211	208,171	  271,165    1,844,666
     That Deal In Real Estate

3.F. Commodity Contracts and 	8,837,854	210,484	  254,208    1,844,666
     Futures Contracts

3.G.   Loans			8,802,246	229,020	  271,280    1,844,666